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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                       COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT NET LOSS PER SHARE)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           SEPTEMBER 30          SEPTEMBER 30
                                                        -------------------    -----------------
                                                          1998       1997       1998       1997
                                                        --------    -------    -------    ------
Net loss attributable to common stock.................  $(5,033)    $ (399)    $(6,121)   $  754
                                                        =======     ======     =======    ======
Common share information:
  Average shares outstanding for basic loss per
     share............................................    6,433      6,433       6,433     6,426
  Dilutive effect of stock options and warrants
                                                        -------     ------     -------    ------
  Shares for diluted loss per share...................    6,433      6,433       6,433     6,426
                                                        =======     ======     =======    ======
Net loss per common share:
  Basic...............................................  $ (0.78)    $(0.06)    $ (0.95)   $(0.12)
                                                        =======     ======     =======    ======
  Diluted.............................................  $ (0.78)    $(0.06)    $ (0.95)   $(0.12)
                                                        =======     ======     =======    ======
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